Exhibit 5.1

STRASBURGER & PRICE, LLP
600 Congress Avenue, Suite 1600
Austin, Texas 78701
512.499.3600

October 22, 2010

Tri-Valley Corporation
4550 California Avenue
Suite 600
Bakersfield, California 93309

RE:	Registration Statement on Form S-3

Gentlemen:

We have acted as counsel for Tri-Valley Corporation, a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-3 declared effective on March 16, 2010, File No. 333-163442 (the "Registration Statement"), the Prospectus dated March 13, 2010 (the “Prospectus”), and the Prospectus Supplement dated October 22, 2010 (the “Prospectus Supplement”), of the Company, filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $3,000,000 (the “Shares”) in accordance with that certain Sales Agreement, dated October 22, 2010 (the “Sales Agreement”), between the Company and C. K. Cooper & Company, Inc., as agent.

In connection therewith, we have examined the Registration Statement, the Prospectus, the Prospectus Supplement, and originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Incorporation of the Company, as amended, the Bylaws of the Company, as amended, records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed.  In all such examinations, we have assumed the authenticity and completeness of all documents submitted as originals or duplicate originals, the conformity to original documents of all document copies, the authenticity of the respective originals of such latter documents, and the correctness and completeness of such certificates.

The opinions set forth above are limited exclusively to the General Corporation Law of the State of Delaware and reported judicial decisions interpreting such laws.

Based upon the foregoing and subject to the qualifications and assumptions set forth herein, it is our opinion that the Shares being registered pursuant to the Registration Statement, when purchased and paid for and issued in accordance with the terms of the Sales Agreement, will be legally issued, fully paid and non-assessable shares of Common Stock of the Company.

We hereby consent to the inclusion of this opinion in the Exhibits to the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. Subject to the foregoing, this opinion is limited to the matters expressly set forth in this letter, as limited herein as of the date of this letter.   In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission.

Very truly yours,

STRASBURGER & PRICE, L.L.P.